Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into May 4, 2021 by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Fred Hand (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 19.

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be so employed, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term. The Company (directly or through one of its subsidiaries) agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed, commencing as of May 17, 2021 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”). On the last day of the Initial Term and each anniversary thereof, the term of this Agreement shall be automatically extended for an additional one-year period, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least 60 days prior to any such renewal date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 4. The period of time between the Effective Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.” Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company and all of its subsidiaries, including as a member of the Board of Directors of the Company (the “Board”).

2.             Position and Duties.

(a)            Position; Duties; Reporting. During the Term, the Executive shall serve as Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons serving in a similar capacity in similarly sized companies, and such other duties, authorities and responsibilities as the Board shall designate from time to time that are not inconsistent with the Executive’s position. The Executive shall report directly to the Board.

(b)            Full-Time Employment. The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to: (i) with the prior written consent of the Board, serve as a member of the board of directors (or equivalent governing body) of a reasonable number of other non-competitive companies, (ii) with the prior written consent of the Board, serve on civic, charitable, educational, religious, public interest, or public service boards, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c)            Location. The Executive’s principal place of employment will be at the Company’s headquarters in Dallas, Texas; provided that the Executive may be required to travel from time to time for business purposes in accordance with the Company’s travel policies.

(d)            Appointment to the Board. The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date and thereafter to nominate the Executive for re-election as a member of the Board during the Term. The Executive may participate in deliberations of the Nominating and Governance Committee in the evaluation and recommendation of candidates for election or reelection as directors, subject to (i) applicable law and exchange listing requirements, (ii) the Corporation and such Committee’s governing documents, and (iii) such Committee’s discretion to enter executive session as it determines to be necessary or advisable in the execution of its duties (it being understood and agreed that in no event shall the Executive be entitled to vote as a member of such Committee).

3.             Compensation and Benefits.

(a)            Base Salary. During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $1,000,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”), and may be increased, but not decreased, from time to time by the Committee. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)            Annual Bonus. In respect of each fiscal year during the Term commencing with the 2022 fiscal year, the Executive shall be eligible to receive an annual cash incentive compensation under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 125% of the Base Salary to the extent earned based on performance against objective performance criteria. The performance criteria for any particular fiscal year shall be determined in good faith by the Board or the Committee in consultation with the Executive. The Annual Bonus, if any, shall be paid in a single lump sum when annual bonuses are paid to similarly situated executives of the Company generally, following the fiscal year with respect to which it is earned, subject to the Executive’s continuous employment through the applicable payment date. In addition, with respect to the 2022 fiscal year only, the Executive shall be eligible to receive a guaranteed Annual Bonus of no less than 100% of the Base Salary, subject to the Executive’s continuous employment through the applicable payment date.

(c)            Signing Bonus. Promptly (and in any event within 30 days) following the Effective Date, the Company shall pay the Executive a cash signing bonus of $1,000,000 (the “Signing Bonus”). If the Executive’s employment with the Company is terminated prior to the first anniversary of the Effective Date by the Company for Cause or by the Executive without Good Reason, then the Executive shall promptly (and in any event, within 30 days following such termination) repay the After-Tax Value to the Company. If the Executive’s employment with the Company is terminated on or after the first anniversary of the Effective Date, but prior to the second anniversary of the Effective Date, by the Company for Cause or by the Executive without Good Reason, then the Executive shall promptly (and in any event, within 30 days following such termination) repay 50% of the After-Tax Value to the Company.

(d)            Equity Awards. During the Term, the Executive will be eligible to participate in any applicable equity plan adopted by the Company for which employees are generally eligible. Any awards granted to the Executive under any Company equity plan will be subject to the terms of the applicable equity plan and award agreement. The Executive’s annual long-term incentive compensation opportunity during the Term shall be as follows:

(i)              with respect to the 2022 fiscal year, the Executive shall receive an award of restricted stock units having an aggregate grant date fair market value of $1,500,000, which award (A) shall be made at the time equity awards are made in respect of the 2022 fiscal year to similarly situated executives of the Company generally, but no later than 90 days following the end of the 2021 fiscal year, (B) shall vest in four equal installments on each of the first four anniversaries of the date of grant, so long as the Executive remains continuously employed through each vesting date, and (C) shall otherwise have terms and conditions (excluding vesting terms and conditions) consistent with annual restricted stock unit awards granted to employees of the Company generally with respect to the 2022 fiscal year;

(ii)             with respect to the 2023 fiscal year, the Executive shall receive long-term incentive awards having an aggregate grant date fair market value of no less than $1,750,000, to be issued no later than 90 days following the end of the prior fiscal year, and with the form and type of awards to be consistent with annual long-term incentive compensation awards granted in respect of such fiscal year to similarly situated executives of the Company generally; and

(iii)            with respect to each fiscal year during the Term thereafter, the Executive shall receive long-term incentive awards having an aggregate grant date fair market value of no less than $2,000,000, to be issued no later than 90 days following the prior fiscal year , and with the form and type of awards to be consistent with annual long-term incentive compensation awards granted in respect of such fiscal year to similarly situated executives of the Company generally.

(e)            Inducement Equity Awards. Promptly, but no later than 35 days following the Effective Date, the Company shall grant to the Executive (i) an award of time-based restricted stock units having an aggregate grant date fair market value of $5,000,000, which shall vest in equal installments on each of the first three anniversaries of the date of grant, so long as the Executive remains continuously employed through each vesting date and subject to the terms below (the “Inducement RSUs”) and (ii) an award of performance-based restricted stock units having an aggregate grant date fair market value (assuming target performance) of $4,000,000, which shall vest based on the attainment of specified Company stock price metrics and Executive’s continuous employment over a period of five years following the date of grant (the “Inducement PRSUs” and, together with the Inducement RSUs, the “Inducement Awards”). The Inducement Awards will be subject to the terms of the applicable award agreements evidencing the grant of such awards. Within 30 days following the Effective Date and prior to the grant of the Inducement RSUs, the Executive shall provide the Company with documentation evidencing the forfeiture of any equity awards granted in connection with his prior employment that were forfeited as a direct result of the termination of his prior employment and his acceptance of employment with the Company under this Agreement, and the Board shall determine the fair market value of such forfeited awards as of the date such awards were forfeited (the “Forfeited Award Value”). If the Forfeited Award Value is less than $7,000,000, the aggregate grant date fair market value of the Inducement RSUs (but not the Inducement PRSUs) to be granted under this Section 3(e) shall be reduced by an amount equal to the difference between $7,000,000 and the Forfeited Award Value. If the Forfeited Award Value is less than $2,000,000, the Company will not grant the Inducement RSUs to the Executive.

(f)             Benefit Plans. During the Term, the Executive shall be eligible to participate in any employee benefit plan that the Company maintains for the benefit of its employees generally, subject to satisfying the applicable requirements thereof, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. In addition, the Executive shall be entitled to reimbursement for reasonable expenses incurred for an annual physical examination with a physician and at a medical facility of the Executive’s choosing, up to a maximum of $5,000 per calendar year.

(g)            Paid Time Off. During the Term, the Executive shall be entitled to unlimited paid time off in accordance with the Company’s applicable policies as in effect from time to time. Paid time off may be taken at such times and intervals as the Executive reasonably determines, subject to the Company’s business needs as approved by the Chairperson of the Board.

(h)            Business Expenses. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(i)             Relocation Expenses. The Company shall pay for reasonable relocation expenses associated with the Executive’s relocation to the Dallas, Texas metropolitan area, including designating a moving company and arranging for the shipment of the Executive’s household goods, in accordance with the Company’s relocation policy. In addition, during the period commencing on the Effective Date and ending on the earlier to occur of (A) the Executive’s relocation to the Dallas, Texas metropolitan area and (B) the date that is six months following the Effective Date, the Company shall provide the Executive with temporary accommodations in a fully furnished corporate apartment, subject to a maximum temporary housing expense of $50,000. The Company will gross up for tax purposes any income arising from such payments that is treated as nondeductible taxable income to the Executive so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a nontaxable basis.

(j)             Legal Fees. Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive’s reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement and the Inducement Awards, up to a maximum of $40,000, which will be paid within 30 days following the Effective Date.

4.             Termination of Employment; Severance.

(a)            General. The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by the Executive with or without Good Reason, and (v) the expiration of the Term (the date of such termination, the “Termination Date”).

(b)            Termination Due to the Executive’s Death or Disability. The Executive’s employment and the Term shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Term immediately upon the occurrence of the Executive’s Disability, with such termination to be effective upon the Executive’s receipt of written notice of such termination. Upon a termination of the Executive’s employment due to the Executive’s death or Disability, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i)              payment of any earned but unpaid Base Salary through the Termination Date, no later than 60 days following the Termination Date (or such earlier date as may be required by applicable law);

(ii)             reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(h);

(iii)            all other payments or benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit plan or program or grant or this Agreement, payable in accordance therewith (collectively, clauses (i) through (iii), the “Accrued Benefits”);

(iv)            any earned but unpaid Annual Bonus with respect to the fiscal year ending on or preceding the Termination Date, payable on the otherwise applicable payment date, but in any event no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs (the “Prior Year Bonus”);

(v)             a payment equal to the product of (A) the Annual Bonus, if any, that the Executive otherwise would have earned for the fiscal year that includes the Termination Date had no such termination occurred, based on actual achievement of the applicable performance goals for such year determined in accordance with Section 3(b), and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during such fiscal year and the denominator of which is the number of days in such fiscal year, payable on the date the Annual Bonus for such fiscal year would otherwise have been paid (but in any event, no later than the 15th day of the third month following the end of such fiscal year); and

(vi)            in the case of a termination due to the Executive’s Disability, subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers the Executive (and the Executive’s eligible dependents) through the end of the fiscal year in which the Termination Date occurs at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(b)(vi) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 4(b)(vi) shall immediately cease (the “COBRA Continuation Benefits”).

Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4(b), the Executive shall have no further rights to compensation or benefits under this Agreement.

(c)            Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Benefits. Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)            Termination by the Company without Cause; Termination by the Executive with Good Reason. The Company may terminate the Executive’s employment without Cause, effective upon delivery to the Executive of written notice of such termination. The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive with Good Reason (each, a “Qualifying Termination”), in each case, subject to Section 4(h), the Executive shall be entitled to:

(i)              the Accrued Benefits;

(ii)             the Prior Year Bonus;

(iii)            an amount in cash equal to 1.5 times the sum of (A) the Base Salary and (B) the average Annual Bonus earned by the Executive for the three most recently completed fiscal years (or, if (A) the Termination Date occurs prior to the determination date of the Annual Bonus for the third full fiscal year following the Effective Date, then such number of full fiscal years for which the Executive was eligible to earn an Annual Bonus or (B) the Termination Date occurs prior to the determination of the fiscal year 2022, then the target Annual Bonus for the fiscal year in which the Termination Date occurs), payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 18-month period following the Termination Date; provided, however, that the first such payment shall not be made until the 60th day following the Termination Date and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment;

(iv)            the COBRA Continuation Benefits on the terms and subject to the conditions set forth in Section 4(b)(vi) for a period of 18 months following the Termination Date; and

(v)             outplacement services for a period of up to one year following the Termination Date, subject to a maximum cost of $50,000 (the payments described in clauses (ii), (iii), (iv), and (v), collectively, the “Qualifying Termination Severance Benefits”).

Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 (“WARN”) or any similar state statute or regulation. Following the termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, except as set forth in this Section 4(d), the Executive shall have no further rights to compensation or benefits under this Agreement.

(e)            Change in Control Qualifying Termination. This Section 4(e) shall apply if the Executive’s Qualifying Termination occurs during the one-year period immediately following a Change in Control. If any such Qualifying Termination occurs, subject to Section 4(h), the Executive shall be entitled to:

(i)              the Accrued Benefits;

(ii)             the Prior Year Bonus;

(iii)            an amount in cash equal to two times the sum of (A) the Base Salary and (B) the target Annual Bonus for the fiscal year in which the Termination Date occurs, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 24-month period following the Termination Date; provided, however, that the first such payment shall not be made until the 60th day following the Termination Date and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment;

(iv)            the COBRA Continuation Benefits on the terms and subject to the conditions set forth in Section 4(b)(vi) for a period of 24 months following the Termination Date; and

(v)            outplacement services for a period of up to one year following the Termination Date, subject to a maximum cost of $50,000 (the payments described in clauses (ii), (iii), (iv), and (v), collectively, the “Change in Control Severance Benefits”).

Payments and benefits provided in this Section 4(e) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under WARN or any similar state statute or regulation. Following the termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, in each case, during the one-year period immediately following a Change in Control, except as set forth in this Section 4(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)             Termination by the Executive without Good Reason. The Executive may terminate the Executive’s employment without Good Reason by providing 30 days’ prior written notice to the Company. The Company may, in its sole discretion, make the Termination Date effective earlier than specified in any notice date, so long as, during any waived portion of the notice period, the Company continues to (i) pay to the Executive the Base Salary and (ii) provide to the Executive the existing benefits in accordance with the terms of the applicable plans. Upon the Executive’s voluntary termination of employment without Good Reason, the Executive shall be entitled only to the Accrued Benefits. Following any such termination of the Executive’s employment, except as set forth in this Section 4(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)            Non-Renewal of the Term. The Term and the Executive’s employment will automatically terminate at the end of the then-current Term if either party elects not to renew the Term in accordance with Section 1. Upon the Executive’s termination of employment at the end of the then-current Term, the Executive shall be entitled only to the Accrued Benefits. Following any such termination of the Executive’s employment, except as set forth in this Section 4(g), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)            Release of Claims; Continued Compliance. Notwithstanding any provision herein to the contrary, the payment and provision of the Qualifying Termination Severance Benefits pursuant to Section 4(d) or the Change in Control Severance Benefits pursuant to Section 4(e) (as applicable, the “Severance Benefits”) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the general release of claims in the form attached hereto as Exhibit A, subject to such modifications as the Company reasonably deems necessary to reflect changes in applicable law between the Effective Date and the Termination Date (the “Release”) (and the expiration of any revocation period contained in such Release) within 60 days following the Termination Date. If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. During such time that the Executive is receiving Severance Benefits, if the Executive materially breaches any restrictive covenant set forth in Section 5 (and such breach is not cured, to the extent susceptible of cure, within 15 days of the Company’s written notice thereof to the Executive), the Executive’s right to receive the Severance Benefits shall immediately cease and be forfeited.

(i)             No Mitigation; No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim, or other right that the Company or any other member of the Company Group may have against the Executive for any reason.

5.             Restrictive Covenants.

(a)            Confidentiality.

(i)              Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information that is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and that is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, which may include, but is not limited to, the following: products, services, processes, equipment, know-how, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales plans and strategies, business plans, budgets, financial data and information, customer and client information, prices and costs, customer and client lists and profiles, employee, customer, and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, electronically, or by drawings or observation; provided, however, that Confidential Information does not include information that becomes generally available to the public other than as a result of a disclosure by the Executive (unless such disclosure was made in the course of the Executive’s duties) or becomes available to the Executive on a non-confidential basis from a source other than the Company or any Subsidiaries thereof or any of their employees, so long as that source is not prohibited from disclosing such information or data without restriction on disclosure or use.

(ii)             No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive may cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (A) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (B) constitutes a protectable business interest of the Company. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment and at all times thereafter: (1) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (2) the Executive shall not, directly or indirectly, use, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties. If the Executive learns that any person or entity is taking or threatening to disclose any Confidential Information, the Executive shall promptly advise the Company of all facts in his possession concerning such action or threatened action. Notwithstanding the foregoing, the Executive shall be permitted to disclose Confidential Information to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency, to the extent reasonably necessary in connection with any dispute between the parties, or, during the Term, to the extent that the Executive determines in good faith that such disclosure is necessary and in the best interest of the Company.

(iii)            Whistleblower Protection. Nothing in this Agreement shall prohibit or restrict any member of the Company Group, the Executive, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts any member of the Company Group or the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(iv)            Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any member of the Company Group that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)            Restrictive Covenants. In consideration for the Company’s promise to provide Confidential Information to the Executive, the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, access to the Company’s customers and clients, and the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants.

(i)              Noncompetition. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with, or otherwise engage in any Competing Business within the Restricted Area. Notwithstanding the restrictions contained in this Section 5(b)(i), the Executive may own an aggregate of not more than 2% of the outstanding stock, or other equity security, of any class of any corporation or other entity engaged in a Competing Business without violating the provisions of this Section 5(b)(i); provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or affiliated entity and is not involved in the management of such corporation or other entity.

(ii)             Nonsolicitation. The Executive agrees that, during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, or lender or in any other capacity, and whether personally or through other persons:

 (A)           Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce, or do business with any actual or prospective customer, client, supplier, manufacturer, vendor, or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two years, and who: (1) the Executive contacted, called on, serviced, or did business with during the Executive’s employment with the Company; (2) the Executive learned of as a result of the Executive’s employment with the Company; or (3) about whom the Executive received Confidential Information. This restriction applies only to business that is in the scope of services or products provided by the Company or any Affiliate thereof.

 (B)            Solicit, induce, or attempt to solicit or induce, engage, or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding 12 months.

(iii)            Nondisparagement. The Executive shall refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, or consultants that (A) are slanderous, libelous, or defamatory; or (B) place the Company or any of its directors, managers, officers, employees, or consultants in a false light before the public. Notwithstanding the foregoing, the Executive shall be permitted to make truthful statements to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any dispute between the parties. The rights afforded to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

(c)            Tolling. If the Executive violates any of the restrictions contained in this Section 5, the Restricted Period for such restriction(s) violated shall be suspended and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Restricted Period for such restrictive covenant(s).

(d)            Remedies. The Executive acknowledges that the restrictions contained in this Section 5, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that a violation of this Section 5 may result in irreparable injury to the Company. In the event of a breach by the Executive of this Section 5, the Company shall be entitled to seek a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and the parties agree that a bond shall not be required. If a bond is required to secure such equitable relief, the parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Section 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

(e)            Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Section 5. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 5 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets, and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company. It is the desire and intent of the parties that the provisions of Section 5 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of Section 5 invalid or unenforceable.

(f)             Reformation. The Company and the Executive agree that the foregoing restrictions set forth in Section 5 are reasonable under the circumstances and that a breach of the covenants contained in Section 5 may cause irreparable injury to the Company. The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

6.             Cooperation. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, other members of the Company Group and their respective representatives, in defense of any claims that may be made against the Company or any other member of the Company Group, and will reasonably assist the Company and other members of the Company Group in the prosecution of any claims that may be made by the Company or any other member of the Company Group, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”). During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, or telephonic expenses incurred by the Executive in complying with this Section 6. The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments.

7.             Notices. All notices, demands, requests, or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:

(i)              If to the Company:

  Tuesday Morning Corporation
  6250 LBJ Freeway

  Dallas, Texas 75240
  Attention:     General Counsel and Corporate Secretary

  E-mail:            legal@tuesdaymorning.com

(ii)             If to the Executive: the address last shown on the Company’s books and records.

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.             Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

9.             Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 5 through 19 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and subject to the conditions set forth herein.

10.           No Assignments. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company, or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.            Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

12.            Amendments; Modifications; Waivers. No provision of this Agreement may be amended, modified, waived, or discharged, unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. For purposes of this Section 12, a “writing” shall not include facsimile or e-mail. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.

13.            Section Headings; Inconsistency. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof. In the event of any inconsistency between the terms of this Agreement and any form, award, plan, or policy of the Company, the terms of this Agreement shall govern and control, unless otherwise expressly provided.

14.            Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws (whether of the State of Texas or any other jurisdiction).

15.            Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties, or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof. The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive was advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A on the payments and benefits payable or to be paid to the Executive hereunder.

16.            Counterparts. This Agreement may be executed (including by e-mail with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.            Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.            Code Section 409A.

(a)            General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)            Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)            Installment Payments. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)            No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

19.            Definitions.

“Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“After-Tax Value” means the aggregate amount of the Signing Bonus net of any taxes the Executive is required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

“Cause” means any of the following: (a) an act or acts by the Executive of theft, embezzlement, fraud, or dishonesty; (b) any willful misconduct or gross negligence by the Executive with regard to the Company; (c) any violation by the Executive of any fiduciary duties owed by him to the Company; (d) the Executive’s commission of, indictment for, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction); (e) a material violation of the Company’s written policies, standards or guidelines, including policies related to discrimination, harassment, retaliation, performance of illegal or unethical activities, or ethical misconduct; (f) the Executive’s willful failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties, which the Executive failed to cure (if susceptible to cure) within 30 days after receiving written notice from the Board specifying the alleged willful failure or refusal; (g) the Executive’s knowing or willful misconduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; and (h) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are parties that is not cured (if susceptible to cure) by the Executive within 30 days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof.

“Change in Control” has the meaning set forth in the Company’s 2014 Long-Term Incentive Plan as in effect on the Effective Date; provided that such event also constitutes a “change in control event” within the meaning of Code Section 409A.

“Company Group” means the Company and each of its Subsidiaries and Affiliates.

“Competing Business” means any business, individual, partnership, firm, corporation, or other entity that is competing or that is preparing to compete with the Company’s business, of being a retailer of general merchandise, or a business specializing in home furnishings, home decor, housewares, or gift related items in the United States; and any other business the Company conducted, prepared to conduct, or materially contemplated conducting during the Executive’s employment with the Company. The term “Competing Business” shall include business of the type of, but not be limited to, the following entities: The TJX Companies, Inc. (including, without limitation, TJ Maxx, HomeGoods, Marshall’s Mega Stores, and Marshall’s, Inc.); Ross Stores, Inc.; Burlington Stores, Inc.; One Kings Lane, Inc.; Joss and Main (owned by Wayfair, LLC); Zulily, Inc.; Nordstrom Rack (owned by Nordstrom, Inc., but not including Nordstrom stores); Back Stage (owned by Macy’s, Inc., but not including Macy’s stores); Ollie’s Bargain Outlet Holdings, Inc.; Overstock.com, Inc.; At Home Group Inc.; and Big Lots, Inc.

“Disability” means the Executive’s inability to perform the essential functions of the Executive’s job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period but not less than 60 business days in any consecutive six-month period, as determined in the sole discretion of the Company.

“Good Reason” means the Executive voluntarily terminates the Executive’s employment with the Company if there should occur without the Executive’s written consent: (a) a material, adverse change in the Executive’s duties or responsibilities with the Company, including his removal from the position of Chief Executive Officer or the failure by the Company to elect or re-elect the Executive as a member of the Board during the Term, or his removal from the Board during the Term (excluding any voluntary resignation); (b) a reduction in the Executive’s Base Salary by more than 10%; (c) a relocation of the Executive’s primary work site to a location outside a 50-mile radius of the Executive’s current primary work site (it being understood and agreed that the Company permitting or requiring the Executive to work from home during a pandemic shall not constitute Good Reason); or (d) the material breach by the Company of this Agreement; provided, however, that, in each case, the Executive must (i) first provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such event specifying the basis for the Executive’s belief that the Executive is entitled to terminate the Executive’s employment for Good Reason, (ii) give the Company an opportunity to cure any of the foregoing within 30 days following delivery to the Company of such written notice, and (iii) actually resign the Executive’s employment within 30 days following the expiration of the Company’s 30-day cure period.

“Restricted Area” means the United States and any other geographical area in which the Company provides services during the Executive’s employment and for which the Executive had any responsibility or about which the Executive received Confidential Information.

“Restricted Period” means during the Executive’s employment with the Company and for a period of 18 months following the Termination Date.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUESDAY MORNING CORPORATION

By:	/s/ Sherry Smith
Name: Sherry Smith
Title: Chairperson of the Board of Directors

/s/ Fred Hand
Fred Hand

	Date:	May 4, 2021

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into between Tuesday Morning, Inc. and its related and affiliated entities (collectively, “Tuesday Morning”), on the one hand, and Fred Hand (“Employee”), on the other hand, and is intended to be a full and final resolution of all matters involving Employee’s employment with Tuesday Morning. Specifically, the parties to this Agreement agree to the following:

1.            Termination of Employment. Employee’s employment with Tuesday Morning terminated effective as of [•] (the “Termination Date”).

2.            Payments. Provided Employee executes this Agreement within the 45-day time period provided for in Section 8(d) and does not revoke this Agreement as provided for in Section 8(e), and in consideration for Employee’s signing this Agreement and the promises contained herein, Tuesday Morning will pay to Employee the [“Qualifying Termination Severance Benefits” / “Change in Control Severance Benefits”], as defined in that certain Employment Agreement, dated as of May 3, 2021 (the “Employment Agreement”), by and between Tuesday Morning and Employee (the “Severance Benefits”).1 The Severance Benefits will be paid according to the terms set forth in the Employment Agreement. Tuesday Morning is not offering any tax advice to Employee regarding the Severance Benefits. Employee understands and agrees that upon his receipt of the payments described above he will have been fully compensated for all work he has performed for Tuesday Morning. Employee agrees and understands that the Severance Benefits are conditioned upon Employee’s continuing compliance with the terms of this Agreement and the Employment Agreement. A breach by Employee of any term of this Agreement or the Employment Agreement will result in the termination of Tuesday Morning’s obligation to make any payments under this Agreement and, if Employee has received the Severance Benefits, Employee will repay to Tuesday Morning the Severance Benefits.

3.            Return of Tuesday Morning Property. As of the date Employee signs this Agreement, he represents that he has returned to Tuesday Morning all Company-owned or leased property or documents in his possession or under his control, except for documents related to his compensation and benefits.

4.            Cooperation. Employee further agrees that Employee shall cooperate with the Company in accordance with Section 6 of the Employment Agreement.

5.            Restrictive Covenants. Employee agrees and understands that the Severance Benefits are conditioned on Employee’s continued compliance with all confidentiality, noncompetition, nonsolicitation, and similar covenants made by Employee in favor of the Company and its affiliates and acknowledges that such covenants, including, without limitation, Section 5 of the Employment Agreement (collectively, the “Covenants”), are independent and continuing obligations of Employee.

1        To be adjusted for any contractual change in the Severance Benefits prior to the Termination Date.

6.            Release. Employee, on behalf of himself and his heirs, executors or administrators, hereby releases, discharges and agrees not to sue or file any charges or claims against Tuesday Morning, its predecessors, successors and assigns, parent, subsidiaries, affiliates, current and former directors, officers, shareholders, employees, representatives, agents, and employee benefit plans under any local, state, or federal law, for any type of claim, demand, or action whatsoever arising from or related to in any way Employee’s employment and termination from Tuesday Morning. Employee understands and agrees that he is waiving and releasing any and all claims, known or unknown as of the date of this Agreement, that he may have against Tuesday Morning, its predecessors, successors and assigns, parent, subsidiaries, affiliates, current and former directors, officers, shareholders, employees, representatives, agents, and employee benefit plans, including, but not limited to, claims for unpaid wages, employment discrimination, breach of contract, fraud, emotional distress, wrongful discharge, negligence, personal injury, and retaliation, whether or not such claims arise under common law, contract, or tort theories or under any federal, state, or local law, including without limitation the Texas Commission on Civil Rights Act; the Arizona Civil Rights Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974; the Patient Protection and Affordable Care Act of 2010; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Notification Act; the Fair Labor Standards Act of 1938, as amended; the Genetic Information Nondiscrimination Act of 2008; and the Age Discrimination in Employment Act. This release does not affect Employee’s right to benefits under the terms of any employee benefit plan in which he participated while employed by Tuesday Morning, his right to file a charge with the Equal Employment Opportunity Commission, his right to enforce the terms of this Agreement, or any right which as a matter of law may not be waived.

7.            No Interference. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to interfere with Employee’s right to (a) report any act or omission Employee reasonably believes may constitute a violation of federal, state, or local law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; (c) file a claim or charge with any federal, state, or local governmental agency or entity (including, without limitation, the Texas Commission on Civil Rights, the Arizona Civil Rights Division, the Equal Employment Opportunity Commission (collectively “EEOC”), or any state human rights commission); or (d) testify, cooperate, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity or any court. However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other governmental agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other governmental agency or entity on Employee’s behalf with respect to any Claim released in this Agreement; except that Employee does not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar provision. Nothing in this Agreement shall be construed to limit Employee’s right (i) to initiate communications with, or participate or cooperate in any investigation conducted by, any federal, state or local government agency or regulatory authority, even if the subject matter of the communication or investigation concerns a right, claim or matter waived or released by this Agreement, or (ii) to testify truthfully, under oath, about any matter, if required to do so in any legal proceeding.

8.            Waiver of Age Discrimination Claim. By executing this Agreement, Employee acknowledges:

(a)            He has been advised and is again advised in this writing (i.e. through this Agreement) of his right to consult with an attorney of his choosing regarding the terms of this Agreement, the effect of this Agreement, and his legal rights prior to executing this Agreement, and that he has had an adequate opportunity to do so;

(b)            He has read this Agreement and fully understands its terms, including the fact that this Agreement specifically releases and waives all rights and claims Employee may have under the Age Discrimination in Employment Act of 1967 prior to the date on which Employee signs this Agreement;

(c)            He is not waiving any rights or claims that may arise after the date this Agreement is signed;

(d)            He has 45 days from the date he receives this Agreement to review and consider this Agreement before executing it, and any agreed changes, whether material or not, do not restart the running of the 45-day period;

(e)            For a period of seven days following the date Employee signs this Agreement, Employee may revoke this Agreement, in which case this Agreement and the obligations herein, are null and void. Employee understands that Tuesday Morning’s obligations under this Agreement shall not become effective or enforceable until the revocation period expires, and that he will not receive the benefits provided by this Agreement if he revokes this Agreement;

(f)            For the revocation to be effective it must be in writing and delivered to the Company’s Human Resources Department in Dallas, Texas; and

(g)            He is entering into this Agreement knowingly and voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind, and that he agrees to all the terms of this Agreement and intends to be legally bound by them.

9.            Waiver of Future Employment. Employee agrees that in the future he will not seek employment with Tuesday Morning.

10.          References. In response to requests by prospective employers for information about Employee’s employment by Tuesday Morning, Tuesday Morning will disclose only Employee’s dates of employment and position and will verify his salary.

11.          No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by Tuesday Morning that it has violated any law or acted wrongfully with respect to Employee or any other person, all such admissions being expressly denied.

12.          Entire Agreement/Modification. This Agreement and the Employment Agreement set forth the entire agreement between the parties and fully supersedes any and all prior agreements, representations, or understandings between the parties regarding the subjects in this Agreement. Employee represents and acknowledges that in executing this Agreement, Employee does not rely on, and specifically disavows any reliance on, any communications, promises, statements, inducements, or representations, oral or written, by Tuesday Morning or its employees or representatives, except as expressly contained in this Agreement and the Employment Agreement. Employee further represents that Employee is relying on Employee’s own judgment in entering into this Agreement. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and signed by the parties.

13.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

14.          Miscellaneous. This Agreement shall be construed as a whole in accordance with its fair meaning and not strictly for or against any of the parties. If any court determines that any provision of this Agreement is unenforceable for any reason, the parties agree that such determination shall not bar or affect the parties’ right to enforce the remaining provisions of this Agreement. A waiver of a breach of any term of this Agreement by any party shall not be construed as a waiver of any subsequent breach of the same term or of any other breach of a different term. This Agreement may be executed by each party in separate counterparts, each of which shall be deemed an original and constitute one document.

15.          Acknowledgment. By signing below, the parties represent that they have carefully read and considered this Agreement and fully understand the extent and impact of its provisions. The parties acknowledge they have signed this Agreement voluntarily.

*       *       *       *

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUESDAY MORNING, INC.

By:
Name:
Title:

Date Signed:

EMPLOYEE

Fred Hand

Date Signed:

[Signature Page to General Release of Claims]